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                            Exhibit 11


                     Frontier Corporation
       Computation of Diluted Earnings Per Common Share
                          (Unaudited)



                                              3 Months Ended June 30,  6 Months Ended June 30,
In thousands of dollars, except per share data          1998     1997     1998       1997
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
Basic Income Applicable to Common Stock             $ 45,656 $ 39,077 $ 79,319   $ 22,921
Interest expense on convertible debentures, net
 of tax                                                   90       90      180        180
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Diluted Income Applicable to Common Stock           $ 45,746 $ 39,167 $ 79,499   $ 23,101
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Weighted Average Shares Outstanding (Basic)          170,390  168,461  170,230    168,422
Stock options and warrants                             3,200      457    2,716        263
Convertible debentures                                   503      503      503        503
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Weighted Average Shares Outstanding (Diluted)        174,093  169,421  173,449    169,188
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Diluted Earnings Per Common Share                   $    .26 $    .23 $    .46   $    .14
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